EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-05304, 333-06886 and 333-77391 pertaining to the Gemstar International Group Limited 1994 Stock Incentive Plan, 333-31074 pertaining to NuvoMedia, Inc. 1997 Stock Plan, 333-31170 pertaining to SoftBook, Inc. 1996 Stock Plan, 333-42720 pertaining to TV Guide, Inc. 401(k) Plan and 333-96407 pertaining to TV Guide, Inc. Equity Investment Plan) of our report dated February 23, 2004, except for items c., d. and e. of Note 19, as to which the date is March 2, 2004, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Los Angeles, California

March 2, 2004